Exhibit 99.28(a)(2)

CERTIFICATE OF TRUST
OF
CAPITAL-FORCE ETF TRUST

This Certificate of Trust of Capital-Force ETF Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as sole initial trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.       First. The name of the statutory trust formed by this Certificate of Trust is Capital-Force ETF Trust.

2.       Second. The name and address of the registered agent of the Trust in the State of Delaware is Corporation Service Company, having an address at 251 Little Falls Drive, Wilmington DE 19898, Attn: Registered Agent.

3.      Third. The Trust is or will be become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-l, et seq.).

4.       Fourth. This Certificate of Trust shall be effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Capital-Force ETF Trust

By:	/s/ Mark MacArthur
Mark MacArthur, Sole Initial Trustee

Signature Page to Certificate of Trust